                                                                    Exhibit 99.1

                                  NEWS RELEASE
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846 N. Mart-Way Court, Olathe, Kansas 66061   Phone: 913-647-0158  Fax: 913-647-0132
                                              investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:          Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Olathe, Kansas (December 11, 2006) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the second quarter ended October 31, 2006.

Sales for the quarter were $5,596,000, an increase of $2,050,000, or 58%, from the comparable period of fiscal 2006. For the six months ended October 31, 2006, sales were $9,458,000, an increase of $2,432,000, or 35%, from the six months ended October 31, 2005. Total backlog at October 31, 2006 was $10,709,000, an increase of $253,000, or 2%, from a total backlog of $10,456,000 on October 31,
2005 and a decrease of $1,602,000 from a total backlog of $12,311,000 on July
31, 2006.

Gross margin was approximately 30% of sales, or $1,660,000, for the quarter as compared to 33% of sales, or $1,167,000, for the quarter ended October 31, 2005.
For the six-month period ended October 31, 2006, gross margin was 31%, or
$2,974,000, compared to 31%, or $2,190,000, for the six-month period ended
October 31, 2005.

Operating income for the quarter was $490,000, an increase of 65% as compared to
$297,000 for the same quarter in the prior year. For the six-month period ended
October 31, 2006, operating income was $823,000, or 90% higher, as compared to
$434,000 for the same period in the prior fiscal year.

As a result of the above, net income was $241,000, or $0.07 per diluted share, for the quarter ended October 31, 2006 after deducting $162,000 for income tax expense. For the quarter ended October 31, 2005 net income was $257,000, or
$0.08 per diluted share, and did not include any income tax expense for the period. For the six-month period ended October 31, 2006, net income was
$410,000, or $0.12 per fully diluted share, including $299,000 of income tax expense, as compared to $371,000, or $0.11 per fully diluted share, with no income tax expense, for the six-month period ended October 31, 2005.

The increase in sales for the quarter was due to both new and existing customer orders at DCI, including a significant increase in sales to one of our newer customers to help them meet the requirements of a certain contract. Sales at NTG decreased 36% from the second quarter of the previous fiscal year as a result of fewer unit shipments during the period slightly offset by an increase in recurring messaging services revenue, which grew by 26% over the comparable period. Our improvement in gross margin dollars resulted from the increase in sales volumes while overall product mix led to a slight decrease in gross margin percentage. Considering the timing of shipments from orders in backlog, we expect DCI sales volumes over the next few quarters to be higher than in previous comparable periods. Sales at NTG are expected to be higher over the next few quarters as compared to the current quarter. Thereafter, NTG sales are expected to show steady growth as new products are brought to the market and our increased marketing efforts are anticipated to show increases in backlog and product sales. However, total sales for the remaining two quarters of the fiscal year may be slightly lower than the sales volumes achieved in this last three-month period.

         Karl B. Gemperli, Chief Executive Officer, stated, "We are pleased to report the results of the second quarter and are proud of the growth we have shown relative to last year. Our strong revenue growth and increased gross margin dollars is a testament to the efforts of our people to continuously enhance our operations. Even with additional one-time relocation expenses from the move to our new state-of-the-art manufacturing facility and the full effect of income taxes, our resulting year-to-date net income compares favorably with the previous year. We will continue to make prudent long-term investments in all areas of our business in order to realize the additional business prospects in front of us."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2006. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                         Three Months Ended                  Six Months Ended
                                             October 31,                        October 31,
                                        2006             2005             2006             2005
                                        ----             ----             ----             ----
Sales                                     $5,596           $3,546           $9,458            $7,026
Cost of products sold                      3,936            2,379            6,484             4,836
                                    -------------    -------------    -------------    --------------
Gross margin                               1,660            1,167            2,974             2,190

Selling, general and administrative
  expenses                                 1,170              870            2,151             1,756
                                    -------------    -------------    -------------    --------------

Operating income                             490              297              823               434

Financial income (expense):
  Interest expense                          (89)             (41)            (120)              (65)
  Interest income                              2                1                6                 2
                                    -------------    -------------    -------------    --------------
                                            (87)             (40)            (114)              (63)
                                    -------------    -------------    -------------    --------------

Income before income taxes                   403              257              709               371

Income tax expense                           162               --              299                --
                                    -------------    -------------    -------------    --------------

Net income                                  $241             $257             $410              $371
                                    =============    =============    =============    ==============

Net income per share information:
  Basic                                    $0.07            $0.08            $0.13             $0.11
  Diluted                                  $0.07            $0.08            $0.12             $0.11

Weighted average common shares
  outstanding:
   Basic                                   3,240            3,240            3,240             3,240
   Diluted                                 3,417            3,391            3,410             3,390